Exhibit 11.1 Computations of Loss Per Share.

                                 TRIMERIS, INC.
                  STATEMENTS RE: COMPUTATIONS OF LOSS PER SHARE
                      (in thousands except per share data)

                                         Three Months           Nine Months
                                      Ended September 30,   Ended September 30,
                                      ------------------    ------------------
                                        1996      1997        1996      1997
                                        ----      ----        ----      ----
Common shares outstanding
  (weighted average)                    1,090     1,090       1,064     1,090

Common Stock equivalents
  (using the treasury stock method):
  Preferred Stock (1)                   3,630     6,261       3,403     5,232
  Stock Options and Awards
  (weighted average) (2)                  100       100         100       100
                                      -------   -------     -------   -------
Total pro forma weighted
  average shares                        4,820     7,451       4,567     6,422
                                      =======   =======     =======   =======
Net loss                              $(1,967)  $(3,353)    $(5,101)  $(6,831)
                                      =======   =======     =======   =======
Pro forma net loss per share          $ (0.41)  $ (0.45)    $ (1.12)  $ (1.06)
                                      =======   =======     =======   =======

(1) Assumes the mandatory conversion of the Preferred Stock into shares of Common Stock which occurred upon the completion of the Company's Initial Public Offering in October, 1997.

(2) Includes all options and awards issued during the twelve-month period prior to the initial filing of the registration statement relating to the Company's Initial Public Offering, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83.